UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: (Date of Earliest Event Reported): September 16, 2021

PHX MINERALS INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-31759	73-1055775
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1601 NW Expressway,
Suite 1100
Oklahoma City, OK	73118
(Address of principal executive offices)	(Zip code)

(405) 948-1560

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address if changed since last report)

Securities registered pursuant in Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01666 par value	PHX	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 16, 2021, PHX Minerals Inc. (the “Company” or “Buyer”) entered into two separate Purchase and Sale Agreements (collectively, the “Purchase Agreements”) with affiliated sellers to acquire certain mineral and royalty assets primarily located in De Soto, Caddo, Bossier and Sabine Parishes, Louisiana and Harrison and Nacogdoches Counties, Texas located in the Haynesville play (the “Properties”). The Company entered into one Purchase Agreement with Midnight Resource Partners, LLC and Merrimac Properties Partners, LLC to acquire a portion of the Properties for consideration equal to $728,214 in cash (the “Midnight Purchase Agreement”), and a separate Purchase Agreement with Palmetto Investment Partners II, LLC (the “Palmetto Purchase Agreement”)to acquire the remainder of the Properties for consideration equal to $6,521,133 to be paid in shares of the Company’s common stock  (the “Equity Consideration”), for aggregate consideration of $7,249,347. The Properties include mineral and royalty interests totaling approximately 817 net royalty acres in the Haynesville play. The transactions contemplated in the Purchase Agreements are conditioned upon both Purchase Agreements closing concurrently and are expected to close by September 30, 2021.

The terms and conditions of both Purchase Agreements are substantially similar, and the purchase price under each Purchase Agreement is subject to customary adjustments, including adjustments based on due diligence performed by the Company prior to closing. Both Purchase Agreements contain customary representations, warranties, covenants and indemnities by each of the applicable parties thereto. Pursuant to the Palmetto Purchase Agreements, the Company and seller agreed that, upon closing, 15% of the Equity Consideration will be held in escrow to satisfy potential indemnification claims arising under the Palmetto Purchase Agreement.  The obligations of the Company and the sellers to close each acquisition is subject to certain customary closing conditions as set forth in the Purchase Agreements. There can be no assurance that the conditions to closing the acquisition will be satisfied.

The Palmetto Purchase Agreement includes registration rights relating to the Equity Consideration pursuant to which the Company agrees to register with the Securities and Exchange Commission (the “Commission”) the shares of common stock constituting the Equity Consideration. The Company agrees to file a resale registration statement with the Commission within 30 days of closing the transactions contemplated in the Palmetto Purchase Agreement and to use reasonable best efforts to cause such registration statement to be declared effective as promptly as possible after the filing thereof.

The above description of the material terms and conditions of the Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Midnight Purchase Agreement, which is filed as Exhibit 10.1 hereto, and the Palmetto Purchase Agreement, which is filed as Exhibit 10.2 hereto.

Item 7.01	Regulation FD Disclosure.

On September 16, 2021, the Company issued a press release announcing the Company’s entry into the Purchase Agreements. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including the attached Exhibit 99.1 is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements & Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Purchase and Sale Agreement dated September 16, 2021, by and among PHX Minerals Inc., as Buyer, and Midnight Resource Partners, LLC and Merrimac Properties Partners, LLC, as Sellers.
10.2*	Purchase and Sale Agreement dated September 16, 2021, by and between PHX Minerals Inc., as Buyer, and Palmetto Investment Partners II, LLC, as Seller.

99.1	Press Release of PHX Minerals Inc. dated September 16, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* The Purchase and Sale Agreement contains schedules and exhibits that have been omitted pursuant to Item 601(b)

of Regulation S-K. The Company agrees to furnish a supplemental copy of any such omitted exhibit or schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHX MINERALS INC.

		By:	/s/ Chad L. Stephens
Chad L. Stephens
Chief Executive Officer

DATE:	September 16, 2021